Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF ORGANIZATION

OF

GOLDEN GROWERS COOPERATIVE

A Minnesota Cooperative Association

Organized Under Chapter 308B of Minnesota Statutes.

ARTICLE I

NAME

1.                                       The name of this Cooperative shall be:

Golden Growers Cooperative

ARTICLE II

PURPOSE

The purposes for which this Cooperative is formed are as follows:

(a)                                  To provide or procure for its members any and all goods and services related to producing and marketing agricultural products or any products derived therefrom with particular emphasis being placed upon the agricultural commodity known as corn.

(b)                                 To provide a processing, marketing and service organization for its members.

(c)                                  To construct, maintain, own, operate, and/or contract for facilities by which corn to be provided by its members may be gathered, prepared and marketed to their best advantage.

(d)                                 To invest money, property, time and talent of this Cooperative’s personnel related to the operation of ProGold Limited Liability Company’s corn processing facility, in which this Cooperative is a member.

(e)                                  To provide its members with information concerning agricultural research, farming practices and methods of production.

(f)                                    To assist its members in acquiring all types of agricultural machinery and supplies.

(g)                                 To encourage the growing, processing, and marketing of such other agricultural products by its members as may from time to time prove economically feasible and in their best interests.

ARTICLE III

DURATION

The period of duration of this Cooperative shall be perpetual.

ARTICLE IV

ORGANIZER

The name and address of the organizer is as follows:

Daniel C. Mott

Fredrikson & Byron, P.A.

200 South Sixth Street, Suite 4000

Minneapolis, MN  55402-1425

ARTICLE V

REGISTERED OFFICE/AGENT

The registered office of this Cooperative shall be: 590 Park Street, Suite 6, St. Paul, Minnesota 55103.

The registered agent at that address is: National Registered Agents, Inc.